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                                                                   EXHIBIT 10.13

July 24, 2001


R. Elliot Carpenter
5820 Firestone Court
San Jose, CA 95138

Dear Elliot:

On behalf of Roxio, Inc., I am pleased to offer you the position of Chief Financial Officer for the Company, effective August 1, 2001. In this position, your will report directly to the Chief Executive Officer.

Your initial salary will be $215,000.00 annually. You will be eligible to participate in the annual bonus program with potential payout targeted at 45% of your base salary dependent upon your performance and that of the Company. You will also receive an automobile allowance of $650 per month, a Company-paid annual physical examination, a health club subsidy and financial planning assistance up to $2500 (net) per year.

In addition, you have been granted an option to purchase an additional 17,500 shares of Roxio stock in accordance with the Roxio 2001 Stock Plan. The strike price of the option to purchase Roxio stock will be as determined by the Board of Directors. The option will vest 25% on the first anniversary of date of grant, and 6.25% quarterly thereafter, to be fully vested at the end of four years.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship.

Please sign this letter, indicating acceptance of this offer, and return to me.

Elliott, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,


/s/ Richard E. Loupee

Richard E. Loupee
Director, Human Resources
Roxio, Inc.

                                       Accepted:    /s/ R. ELLIOT CARPENTER
                                                 -------------------------------
                                                        R. Elliot Carpenter